                                                                    EXHIBIT 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Amendment No. 3 to Registration Statement on Form S-3 (Nos. 333-68217 and 333-68217-01) of our report dated March 5, 1999, on our audits of the consolidated balance sheets of Equilon Enterprises LLC as of December 31, 1998 and January 1, 1998, and the related statements of consolidated income, owners' equity and cash flows for the year ended December 31, 1998, included in the Annual Report on Form 10-K of Texaco Inc. for the year ended December 31, 1998. We also consent to the reference to us under the heading "Experts" in such Prospectus.

PricewaterhouseCoopers LLP     Arthur Andersen LLP
Houston, Texas                 Houston, Texas
April 9, 1999                  April 9, 1999